UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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TELOS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Telos Corporation

19886 Ashburn Road

Ashburn, VA 20147-2358

Dear Stockholder:

The Proxy Statement originally filed with the Securities and Exchange Commission and mailed to our stockholders incorporated certain information by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The incorporated information included disclosure of the compensation of our executive officers and directors. Since the filing and mailing of our Proxy Statement, we have determined that it is more appropriate to include in the Proxy Statement the information previously incorporated by reference. Accordingly, we have filed an Amended Proxy Statement with the Securities and Exchange Commission that includes the information previously incorporated by reference to our Annual Report on Form 10-K, including the disclosure of the compensation of our executive officers and directors. The Amended Proxy Statement is available at HTTP://BNYMELLON.MOBULAR.NET/BNYMELLON/TLSRP and on the Securities and Exchange Commission website at www.sec.gov. We also will have additional copies of the Amended Proxy Statement available at the Annual Meeting of Stockholders.

Sincerely,

Therese K. Hathaway

Corporate Secretary

TELOS CORPORATION

19886 Ashburn Road

Ashburn, Virginia 20147-2358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 14, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation, a Maryland corporation (the “Company”), will be held in the auditorium at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on Monday, November 14, 2011 at 12:00 p.m. Eastern Standard Time, for the following purposes:

1. ELECTION OF DIRECTORS: To elect nine Class A/B Directors to the Board of Directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified;

2. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm;

3. ADVISORY VOTE ON EXECUTIVE COMPENSATION: To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4. FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION: To recommend, on an advisory basis, the frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation; and

5. OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 30, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Holders of record of the Company’s Class A and Class B Common Stock who plan to attend the meeting in person should mark the attendance box on their proxy card and bring the proxy card with them to the meeting. Beneficial owners of the Company’s Class A and Class B Common Stock and 12% Cumulative Exchangeable Redeemable Preferred Stock that is held by a bank, broker or other nominee will be required to provide adequate proof of ownership. In addition, due to the security requirements of the Company’s headquarters, all stockholders will be required to provide personal identification for admission to the Annual Meeting.

By order of the Board of Directors

Therese K. Hathaway

Corporate Secretary

Ashburn, Virginia

October 20, 2011

TELOS CORPORATION

19886 Ashburn Road

Ashburn, Virginia 20147-2358

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 14, 2011

This Proxy Statement is furnished by Telos Corporation, a Maryland corporation (“Telos” or the “Company”), to the holders of the Company’s Class A and Class B Common Stock (collectively, the “Common Stock”) and 12% Cumulative Exchangeable Redeemable Preferred Stock (“Public Preferred Stock”) in connection with the Annual Meeting of Stockholders (“Annual Meeting”) of the Company to be held in the auditorium at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia 20147-2358 on November 14, 2011, 12:00 p.m. Eastern Standard Time, or any adjournment of it, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting Notice”). The Company expects to begin mailing the Annual Meeting Notice, this Proxy Statement, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”) to all stockholders of record on or about October 20, 2011. On the same date, the proxy card will be mailed to all holders of record of the Company’s Common Stock. The Company’s Board of Directors is soliciting proxies solely for the election of the Class A/B Directors.

The entire cost of soliciting these proxies will be borne by the Company. The Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and reimbursement will be provided for any reasonable expenses incurred in so doing. If necessary, the Company may also request its employees to solicit proxies from the stockholders personally or by telephone. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.

This Proxy Statement is being mailed to holders of the Common Stock and the Public Preferred Stock on or about October 20, 2011 together with a Proxy Card (to holders of Common Stock only), the Annual Meeting Notice and the Company’s 2010 Form 10-K.

Important notice regarding the availability of proxy materials for the Telos Corporation Annual Meeting of Stockholders to be held on November 14, 2011: The Annual Meeting Notice, this Proxy Statement and the Company’s 2010 Form 10-K are available at HTTP://BNYMELLON.MOBULAR.NET/BNYMELLON/TLSRP.

Voting Procedures

Record Date. The record date for determining the stockholders entitled to vote at the Annual Meeting is September 30, 2011 (“Record Date”). As of September 30, 2011, there were 35,906,460 shares of Class A Common Stock and 4,037,628 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

Votes. Each holder of Common Stock is entitled to one vote per share of Common Stock held in the election of Class A/B Common Directors, and any other issue to be decided at the Annual Meeting. Cumulative voting is not permitted.

Quorum and Vote Required. A quorum consists of stockholders representing, either in person or by proxy, a majority of the votes entitled to be cast at the Annual Meeting. Banks, brokers, and other nominees do not have the authority to vote your uninstructed shares in the election of directors, the advisory vote on executive compensation, or the advisory vote on the frequency of the vote on executive compensation. If a beneficial owner of the Common Stock does not instruct its bank, broker, or other nominee how to vote its shares on these matters, no votes will be cast on that beneficial owner’s behalf. These broker non-votes are counted for purposes of determining whether a quorum is present and will have no effect on the result of the vote.

Directors are elected by a plurality of the votes cast if a quorum is present. The affirmative vote of a majority of votes cast at the Annual Meeting if a quorum is present is required to ratify the appointment of the independent registered public accounting firm. The option of one year, two years or three years that receives the highest number of votes cast by the holders of the Common Stock will be the frequency for the stockholder advisory vote on the compensation of the Company’s named executive officers that will be considered to be preferred by the holders of the Common Stock.

Voting Methods. Holders of the Common Stock may vote by (1) signing, dating and mailing the enclosed proxy card in the postage paid envelope provided or (2) attending the Annual Meeting and voting their shares in person. If shares of the Common Stock are held in the name of a bank, broker or other nominee, the beneficial owner of those shares must provide the bank, broker, or other nominee with instructions on how to vote those shares by following the voting instructions provided by the bank, broker, or other nominee. A beneficial holder may not vote any shares held in the name of a bank, broker, or other nominee unless the beneficial holder obtains a “legal proxy” from the bank, broker, or other nominee.

If any nominations for Class D Directors had been received, holders of the Public Preferred Stock would have been eligible to vote at the Annual Meeting on the election of such Class D Directors and on no other matter before the Annual Meeting; however, since no nominations for Class D Directors were received, holders of Public Preferred Stock are not eligible to vote on any issue before the Annual Meeting.

Meeting Attendance. Registered holders of the Common Stock who plan to attend the meeting in person should mark the attendance box on their proxy card and bring the proxy card with them to the meeting. Beneficial owners of the Common Stock and the Public Preferred Stock that is held by a bank, broker or other nominee must provide adequate proof of ownership. In addition, due to security requirements at the Company’s headquarters, personal identification will be required for admission to the Annual Meeting.

Revocation of Proxies. A registered holder of the Common Stock who has provided a proxy may revoke the proxy at any time before the underlying shares are voted at the Annual Meeting by:

(1)	Executing a proxy dated later than the most recent proxy given and mailing it to:

Corporate Secretary

Telos Corporation

19886 Ashburn Road, Ashburn, VA 20147;

(2)	Appearing in person and voting using a ballot at the Annual Meeting; or

(3)	Filing an instrument of revocation with the Inspector of Elections at the Annual Meeting.

If shares of the Common Stock are held in the name of a bank, broker, or other nominee, the beneficial owner of those shares must contact the bank, broker, or other nominee in order to change a vote. The Inspector of Elections will record each vote according to the latest instructions received from the respective stockholder.

Election of Directors

The Company’s Board of Directors is comprised of eleven members. Nine of the eleven directors are elected by the holders of the Common Stock and are designated “Class A/B Directors.” At any time that dividends on the Public Preferred Stock are in arrears and unpaid for three consecutive full semi-annual periods, the holders of the Public Preferred Stock are entitled to elect two members to the Company’s Board of Directors. Accordingly, on June 18, 2007, the holders of the Public Preferred Stock elected Seth W. Hamot and Andrew R. Siegel to the Company’s Board of Directors. All of the Class A/B Directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified. The terms of Messrs. Hamot and Siegel, the Class D Directors, will continue until their respective successors are elected and qualified.

Class A/B Director Nominees. The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following individuals for election as Class A/B Directors by the holders of the Common Stock: John B. Wood, Bernard C. Bailey, David Borland, William M. Dvoranchik, Lt. Gen. (ret) Bruce R. Harris, Lt. Gen. (ret) Charles S. Mahan, Jr., Maj. Gen. (ret) John W. Maluda, Robert J. Marino, and Vice Admiral (ret) Jerry O. Tuttle.

Biographical Information Concerning Class A/B Director Nominees. Information concerning the nominees for election as Class A/B Directors appears below.

Name	Age	Biographical Information
John B. Wood	48

President, Chief Executive Officer and Chairman of the Board of the Company. Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer (“COO”) and in 1994 was named President and Chief Executive Officer (“CEO”). In March 2000 he was appointed to the newly created position of Executive Chairman of the Board, which he held until he became Chairman of the Board subsequent to a restructuring of the Board of Directors in 2002. In January 2003, Mr. Wood resumed the positions of President and CEO. Mr. Wood has also served as Chairman of Enterworks, Inc., since January 1996; and as CEO of Enterworks, Inc. from January 1996 to November 2005. From January 2005 to December 2007, Mr. Wood served as Enterworks, Inc.’s Executive Chairman. Since January 2008, Mr. Wood has served as Enterworks, Inc.’s Non-Executive Chairman. Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank. Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on several advisory boards and one foundation board. Mr. Wood is the brother of Mr. Emmett J. Wood, the Vice President, Marketing, of the Company.

As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only the knowledge of the daily workings of the Company, but also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Mr. Wood’s broad knowledge and experience with the Company, its stockholders, partners, and vendors resulting from his long tenure with the Company is invaluable to the Board.

Name	Age	Biographical Information
Bernard C. Bailey	58

Chairman and CEO of Paraquis Solutions LLC, a privately held consulting and information technology services firm, since 2006. Mr. Bailey’s career spans over two decades of management experience in the high technology and security industries. He served most recently from August 2002 to September 2006 as the President and CEO of Viisage Technology, Inc., a leading provider of advanced technology identity solutions. Under his four years of leadership, Viisage’s market capitalization grew from $60 million to over $1 billion. During that period, the company executed nine acquisitions, eventually culminating in the formation of L1 Identity Solutions, a NYSE listed company. Prior to Viisage, from January 2001 to August 2002, Mr. Bailey served in various executive roles, including COO at Art Technology Group, a leading provider of e-commerce software. From 1984 to 2001, Mr. Bailey held a variety of finance, sales, marketing, and operations positions at IBM, where he also served in executive roles involved in the growth and development of IBM Global Service’s systems integration and consulting business lines. Mr. Bailey has been a member of the Company’s Board of Directors since October 2006. In addition to his duties with Telos, Mr. Bailey serves as a director on the board of Spectrum Control, Inc. (NASDAQ:SPEC), Analogic Corp. (NASDAQ: ALOG), and Identive Group, Inc. (NASDAQ: INVE). Mr. Bailey holds an Advanced Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

Mr. Bailey has significant experience in finance matters and within the Company’s industry. Mr. Bailey also has served on a number of boards of public companies, and the experience gained by serving on those boards will make him a valuable resource for the Board and the Company.

David Borland	63

President of the Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer (“CIO”) of the U.S. Army with more than 30 years of experience in the U.S. Government. Mr. Borland’s career Army experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions. From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland has received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the United States Army Decoration for Exceptional Civilian Service (1998 and 2003).

Mr. Borland’s industry experience and extensive service with the U.S. Army make him a valuable member of the Board of Directors.

Name	Age	Biographical Information
William M. Dvoranchik	65

Chairman and CEO of Life is Great, LLC, a privately held consulting and services firm, since 2001. Mr. Dvoranchik was elected to the Company’s Board of Directors in October 2006. In 2001, he retired as President of the Federal Government sector of Electronic Data Systems (“EDS”), where he oversaw all aspects of EDS’ relationship with the U.S. Government. His career at EDS spanned over 30 years and he gained experience as a leader in the brokerage, insurance, and banking and thrift industries before focusing on the U.S. Government sector. From 1985 until his retirement in 2001, in addition to the Federal Government sector, Mr. Dvoranchik participated in and led EDS projects in the intelligence community, state and local governments, and international public sectors, in particular in Australia, Great Britain, and Asia. During this time, he led efforts that brought in new revenues in excess of $10 billion for EDS. For over 20 years, Mr. Dvoranchik served as chairman of the board of the EDS Employees Federal Credit Union, with assets of more than $400 million. He presently serves as director of QBase, LLC, a privately held analytic services company.

Mr. Dvoranchik’s senior management experience in the U.S. government sector provides a valuable resource to the Board and the Company.

Lieutenant General Bruce R. Harris (USA, Ret.)	77

Retired, United States Army Lieutenant General. General Harris was elected to the Board in August 2006. He retired from the United States Army in September of 1989 after more than 33 years of continuous active duty. At the time of his retirement, General Harris was the Director of Information Systems for Command, Control, Communications and Computers in the Office of the Secretary of the Army, Washington, D.C. In that capacity he served as the principal advisor to the Secretary and Chief of Staff of the Army on all aspects of policy, planning, resourcing and acquisition of communications, automation, information management and command and control systems in the United States Army. Since his retirement, General Harris has worked with many of America’s leading corporations as a consultant on matters relating to the development of strategic and business plans, resource planning and budget formulation. General Harris is also a director of Hunter Defense Technologies, a privately held company focused on the development of comprehensive solutions to provide shelter, heat, power generation and chem/bio protection for a wide variety of military and homeland security applications.

General Harris has extensive experience with the U.S. Army, including the U.S. Defense Security Service, which is very valuable to the Board and the Company.

Name	Age	Biographical Information
Lieutenant General Charles S. Mahan, Jr. (USA, Ret.)	65

Retired Vice President and General Manager of the Law Enforcement and Security strategic business unit of DynCorp International, a company providing technology and professional services solutions to government and commercial clients worldwide, where he served from January 2007 to July 2008. From July 2006 to December 2006, he served first as President and Chief Operating Officer of Horne Engineering Services, LLC, an engineering services firm, and then as Chief Operating Officer of Horne International, an affiliate of Horne Engineering Services, LLC. From July 2005 to July 2006, he was Vice President of Homeland Security and Defense for SAP Public Services, Inc. (a U.S. business unit of the German software giant, SAP AG), where he led both SAP’s Homeland Defense practice and its business development efforts supporting federal, state, and local government organizations. Immediately following his November 2003 retirement from the Army, where he attained the rank of Lieutenant General and served as the Army’s Deputy Chief of Staff for Logistics, General Mahan joined The Home Depot, Inc., a home repair materials company, serving as Senior Director of its Government Solutions Group. General Mahan has been a member of the Board of Directors since August 2006. He currently serves as a director on the board of Spectrum Control, Inc. (NASDAQ:SPEC) and O’Neil and Associates, a privately owned management company. He also serves on the board of advisors for Goldbelt Wolf, a subsidiary of Goldbelt, a tribal-owned Alaskan Native Claims Settlement Act company, and on the board of trustees for the Fisher House Foundation. General Mahan holds a Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Mahan’s comprehensive experience with the U.S. Army and service with two defense contractors make General Mahan a valuable resource for the Board and management.

Name	Age	Biographical Information
Major General John W. Maluda (USAF, Ret.)	58

Retired, United States Air Force Major General. Mr. Maluda was elected to the Board in October 2009. He retired from the United States Air Force in September 2009 after more than 34 years of continuous active duty. At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Prior to that, General Maluda was Vice Commander, 8th Air Force, Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University, Alabama. His career highlights included serving at three major commands, with unified combatant commands, a defense agency, the White House and the Air Staff. General Maluda’s staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency. General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Masters Degree in Systems Management from the University of Southern California, as well as an Advanced Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Maluda retired from the U.S. Air Force in 2009 and has broad industry insight which makes him a valuable member of the Board of Directors.

Robert J. Marino	74

Executive Vice President, Special Projects for the Company. Mr. Marino joined the Company in 1988 as Senior Vice President of Sales and Marketing. In 1990, his responsibilities were expanded to include Program Management in addition to Sales and Marketing. In January 1994, Mr. Marino was appointed to President of Telos Systems Integration, and in January 1998, he was appointed to Chief Sales and Marketing Officer, a position he held until June 2004 at which time he was appointed Executive Vice President for Special Projects. Prior to joining the Company in February 1988, Mr. Marino held the position of Senior Vice President of Sales and Marketing with Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors. Mr. Marino was elected to the Board of Directors in June 2004. In addition to his duties with Telos, Mr. Marino serves as director on the board of Aquatic Energy, an algae to bio-diesel company.

Mr. Marino has served the Company for over 20 years and remains a valuable advisor to the Company’s various business lines.

Name	Age	Biographical Information
Vice Admiral Jerry O. Tuttle (USN, Ret.)	76

Retired United States Navy Vice Admiral. Admiral Tuttle was elected to the Board of Directors in August 2006. He retired from the United States Navy in 1993 following a 40-year career that included assignments to numerous attack and fighter squadrons as well as leadership of key information technology programs. Admiral Tuttle is widely regarded as an information technology strategist, having created the Navy’s C41 Joint Operations Tactical System. In 1989, he became Director, Space and Electronic Warfare, an assignment he held until retirement. Since February 2002, he has been President and CEO of J.O.T. Enterprises, an information systems and command, control, communications, intelligence, surveillance and reconnaissance consulting company. Previous executive positions were, from June 2000 to February 2002, as President of REL-TEK Systems & Design (now Savantage Financial Services), an employee-owned software development firm; from 1996 to 2000, as President of ManTech International’s largest subsidiary, ManTech Systems Engineering; and, from 1993 to 1996, as Vice President for business development and chief staff officer with Oracle Government. In addition to his duties with Telos, Admiral Tuttle serves as chairman of the board for the U.S. subsidiary of Systematic Software Engineering, a Danish software development company.

Admiral Tuttle has in-depth U.S. government insight due to his 40 years of service with the U.S. Navy. He serves on the Company’s Proxy Board and continues to provide valuable guidance regarding the U.S. defense industry.

The Board of Directors of Telos recommends that the Class A/B Director nominees named above be elected by the holders of the Company’s Common Stock.

No Class D Director Nominees. The Company did not receive nominations for Class D Directors. As a result, the terms of Messrs. Hamot and Siegel will continue after the Annual Meeting until their respective successors are elected and qualified.

Biographical Information Concerning Class D Directors

Name	Age	Biographical Information
Seth W. Hamot	49

Managing Member, Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”), and owner of Roark, Rearden & Hamot, Inc. (“RRHI”), since 1997, and President of Roark, Rearden & Hamot, LLC (“RRH”) since 2002. Mr. Hamot has been a director of the Company since June 18, 2007. Mr. Hamot was nominated for election by Costa Brava Partnership III L.P. (“Costa Brava”), an investment fund and a holder of the Public Preferred Stock. Since 1997, Mr. Hamot has been the Managing Member of RRHCM and the owner of RRHI, the corporate predecessor of RRHCM. RRHCM is the investment manager to Costa Brava, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Mr. Hamot is also the President of RRH, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot is presently a director of Orange 21, Inc. and chairman of TechTeam Global, Inc., both NASDAQ companies.

Mr. Hamot was elected pursuant to the Company’s governing documents by the holders of the Public Preferred Stock and his election is not subject to any recommendations for election by the Board.

Andrew R. Siegel	42

Managing Member, White Bay Capital Management, LLC. Mr. Siegel has been a director of the Company since June 18, 2007. Mr. Siegel was nominated by Costa Brava, a holder of the Public Preferred Stock. Mr. Siegel is currently a director of TechTeam Global Inc., a NASDAQ company, and serves as a member of that company’s audit committee. Mr. Siegel was a Senior Vice President of RRHCM from 2005 to December 2008. Prior to joining RRHCM, from July 2003 to February 2004, Mr. Siegel was a member of DebtTraders Ltd. Prior to that, from 2000 to 2002, he worked for Deutsche Bank Securities. In addition, in 2002 he was the founding member of White Bay Capital Management, LLC, of which he remains a member. Mr. Siegel received a Bachelor’s Degree from American University and a Masters Degree in Business Administration from the University of Maryland.

Mr. Siegel was elected pursuant to the Company’s governing documents by the holders of the Public Preferred Stock and his election is not subject to any recommendations for election by the Board.

If the Company had received nominations for Class D Directors, holders of the Public Preferred Stock would have been eligible to vote at the Annual Meeting on the election of Class D Directors and on no other matter before the Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of September 30, 2011 concerning persons known by the Company to be beneficial owners of more than 5% of any class of the Company’s voting securities, as well as concerning each class of equity securities of the Company beneficially owned by all directors and nominees, each of the officers listed in the Summary Compensation Table under Compensation of Executive Officers and Directors below, and the directors and executive officers of the Company as a group. Unless otherwise indicated, the individuals shown have sole voting and dispositive power.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of September 30, 2011		Percent of Class

Class A Common Stock	Toxford Corporation Place de Saint Gervais 1 1211 Geneva Switzerland	15,801,802 shares	(A)	44.0%

Class A Common Stock	John R.C. Porter Chalet Ty Fano, 2Chemin d’Amon 1936 Verbier Switzerland	15,801,802 shares	(A)	44.0%

Class A Common Stock	Telos Corporation Shared Savings Plan 19886 Ashburn Road Ashburn, VA 20147	3,658,536 shares		10.2%

Class B Common Stock	Graphite Enterprise Trust PLC Berkley Square House, 4th Floor London W1J 6BQ England	1,681,960 shares		41.7%

Class B Common Stock	Graphite Enterprise Trust LP Berkley Square House, 4th Floor London W1J 6BQ England	420,490 shares		10.4%

Class B Common Stock	North Atlantic Smaller Companies Investment Trust PLC c/o North Atlantic Value LLP Ground Floor, Ryder Court 14 Ryder Street London SW1Y 6QB England	1,186,720 shares		29.4%

Class B Common Stock	John B. Wood	194,888 shares		4.8%
Class B Common Stock	Michele Nakazawa	125,000 shares		3.1%
Class B Common Stock	Michael P. Flaherty	100,000 shares		2.5%
Class B Common Stock	Brendan D. Malloy	100,000 shares		2.5%
Class B Common Stock	Edward L. Williams	100,000 shares		2.5%

Class B Common Stock	All officers and directors As a group (24 persons)	619,888 shares		15.4%

Class A Common Stock	John B. Wood	4,546,093 shares	(B)	12.7%
Class A Common Stock	Michael P. Flaherty	897,363 shares	(B)	2.5%
Class A Common Stock	Edward L. Williams	1,432,099 shares	(B)	4.0%
Class A Common Stock	Michele Nakazawa	916,895 shares	(B)	2.6%
Class A Common Stock	Brendan D. Malloy	731,669 shares	(B)	2.0%
Class A Common Stock	Robert J. Marino	589,682 shares	(B)	1.6%
Class A Common Stock	Bernard C. Bailey	100,000 shares	(C)	0.3%
Class A Common Stock	David Borland	120,000 shares	(C)(D)	0.3%
Class A Common Stock	William M. Dvoranchik	100,000 shares	(C)	0.3%
Class A Common Stock	Seth W. Hamot	—		—
Class A Common Stock	Bruce R. Harris	100,000 shares	(C)	0.3%
Class A Common Stock	Charles S. Mahan, Jr.	100,000 shares	(C)	0.3%
Class A Common Stock	John W. Maluda	80,000 shares	(E)	0.2%
Class A Common Stock	Andrew R. Siegel	—		—
Class A Common Stock	Jerry O. Tuttle	100,000 shares	(C)	0.3%
Class A Common Stock	All officers and directors As a group (24 persons)	12,013,977 shares	(F)	33.4%

Series A-1 Redeemable Preferred Stock	North Atlantic Smaller Companies Investment Trust PLC c/o North Atlantic Value LLP Ground Floor, Ryder Court 14 Ryder Street London SW1Y 6QB England	69 shares		5.8%

Series A-1 Redeemable Preferred Stock	Graphite Enterprise Trust PLC Berkley Square House, 4th Floor London W1J 6BQ England	109 shares		9.2%

Series A-1 Redeemable Preferred Stock	Toxford Corporation Place de Saint Gervais 1 1211 Geneva Switzerland	983 shares	(G)	82.7%

Series A-1 Redeemable Preferred Stock	John R.C. Porter Chalet Ty Fano, 2 Chemin d’Amon 1936 Verbier Switzerland	983 shares	(G)	82.7%

Series A-2 Redeemable Preferred Stock	North Atlantic Smaller Companies Investment Trust PLC c/o North Atlantic Value LLP Ground Floor, Ryder Court 14 Ryder Street London SW1Y 6QB England	97 shares		5.8%

Series A-2 Redeemable Preferred Stock	Graphite Enterprise Trust PLC Berkley Square House, 4th Floor London W1J 6BQ England	153 shares		9.2%

Series A-2 Redeemable Preferred Stock	Toxford Corporation Place de Saint Gervais 1 1211 Geneva, Switzerland	1,376 shares	(H)	82.7%

Series A-2 Redeemable Preferred Stock	John R.C. Porter Chalet Ty Fano, 2 Chemin d’Amon 1936 Verbier Switzerland	1,376 shares	(H)	82.7%

12% Cumulative Exchangeable Redeemable Preferred Stock	Value Partners, Ltd. 4514 Cole Avenue, Suite 740 Dallas, TX 75205	356,798 shares	(I)	11.2%

12% Cumulative Exchangeable Redeemable Preferred Stock	Wynnefield Partners Small Cap Value, L.P. Wynnefield Partners Small Cap Value, L.P. I Channel Partnership II, L.P. Wynnefield Small Cap Value Offshore Fund, Ltd. Wynnefield Capital Management, LLC Wynnefield Capital, Inc. Nelson Obus Joshua Landes 450 Seventh Avenue, Suite 509 New York, NY 10123	373,500 shares	(J)	11.7%

12% Cumulative Exchangeable Redeemable Preferred Stock	Athena Capital Management, Inc. Minerva Group, LP David P. Cohen 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	162,722 shares	(K)	5.1%

12% Cumulative Exchangeable Redeemable Preferred Stock	Victor Morgenstern Faye Morgenstern Judd Morgenstern Morningstar Trust - Faye Morgenstern Trustee 106 Vine Avenue Highland Park, IL 60035	182,000 shares	(L)	5.7%

12% Cumulative Exchangeable Redeemable Preferred Stock	Costa Brava Partnership III, LP Roark, Rearden & Hamot, LLC Seth W. Hamot 222 Berkeley Street, 17th Floor Boston, MA 02116	405,172 shares	(M)	12.7%

12% Cumulative Exchangeable Redeemable Preferred Stock	NSB Advisors LLC 200 Westage Center Drive, #228 Fishkill, NY 12524	623,927 shares	(N)	19.6%

(A)	Includes 15,328,480 shares held directly by Toxford Corporation and 473,322 shares held directly by Mr. Porter. Mr. Porter is the sole stockholder of Toxford Corporation.
(B)	Includes 40,981, 7,363, 6,669, 27,630, 32,099, and 1,895 shares of the Class A Common Stock held for the benefit of Messrs. Wood, Flaherty, Malloy, Marino and Williams, and Ms. Nakazawa, respectively, by the Telos Corporation Shared Savings Plan. Also includes 550,691, 18,750, 168,750, 190,518, and 161,062 restricted shares of the Class A Common Stock held by Messrs. Wood, Flaherty, Malloy, and Williams, and Ms. Nakazawa, respectively, under the 2008 Omnibus Long-Term Incentive Plan.
(C)	Includes 15,000 restricted shares of the Class A Common Stock granted under the 2008 Omnibus Long-Term Incentive Plan.
(D)	Mr. Borland holds options to acquire 20,000 shares of the Class A Common Stock, which are exercisable within 60 days of September 30, 2011.
(E)	Includes 40,000 restricted shares of the Class A Common Stock granted under the 2008 Omnibus Long-Term Incentive Plan.
(F)	Includes 195,913 shares of the Class A Common Stock held for the benefit of the executive officers by the Telos Corporation Shared Savings Plan, and 1,616,333 restricted shares of the Class A Common Stock issued under the 2008 Omnibus Long-Term Incentive Plan.
(G)	Includes 908 shares held directly by Toxford Corporation and 75 shares held directly by Mr. Porter.
(H)	Includes 1,271 shares held directly by Toxford Corporation and 105 shares held directly by Mr. Porter.
(I)	According to the Schedule 13D/A (Amendment No. 13) filed on July 22, 2011, by Value Partners Ltd. (“VP”), Ewing & Partners (“E&P”), Ewing Asset Management LLC (“EAM”), and Timothy G. Ewing. E&P, as the general partner of VP, may direct the vote and disposition of the shares of Public Preferred Stock held by VP. Mr. Ewing and EAM, as the partners of E&P, may be deemed to have the power to direct the vote and disposition of the shares of Public Preferred Stock held by VP.
(J)

Wynnefield Partners Small Cap Value, L.P., (“WPSCV”), Wynnefield Partners Small Cap Value L.P. I (“WPSCVI”), Channel Partnership II, L.P. (“CP”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“WSCVOF”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Mr. Nelson Obus and Mr. Joshua H. Landes filed a joint Schedule 13D/A (Amendment No. 10) on March 8, 2007 indicating that WCM is the general partner of WPSCV and WPSCVI and has the sole power to direct the voting and disposition of the shares beneficially owned by WPSCV and WPSCVI. Messrs. Obus and Landes are the co-managing members of WCM, and each shares with the other the power to direct the voting and disposition of the shares that WCM may be deemed to beneficially own. WCI is the sole investment manager of WSCVOF and has the sole power to direct the voting and disposition of the shares that WSCVOF beneficially owns. Messrs. Obus and Landes are executive officers of WCI and each shares with the other the power to direct the voting and disposition of the shares that WCI may be deemed to beneficially own. Mr. Obus is the general partner of CP and has the sole power to direct the voting and disposition of the shares beneficially owned by CP. WPSCV has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 131,800 shares. WSCVOF has the sole voting and dispositive power with respect to 85,400 shares. WPSCVI has the sole voting and dispositive power with respect to 142,800 shares. CP has the sole voting and dispositive power with respect to 13,500 shares. Mr. Obus has the sole voting and dispositive power with respect to 13,500 shares, and shared voting and dispositive power with respect to 360,000 shares. Mr. Landes has shared voting and dispositive power with respect to 360,000 shares. WCM has the sole voting and dispositive power with respect to 274,600 shares. WCI has the sole voting and dispositive power with respect to 85,400 shares.
(K)	Athena Capital Management, Inc. (“ACM”), Minerva Group, LP (“MG”), and Mr. David Cohen filed a joint Schedule 13G/A (Amendment No. 4) on February 3, 2010, indicating that ACM has shared voting and dispositive power with respect to 110,146 shares, MG has the sole voting and dispositive power with respect to 45,143 shares, and Mr. Cohen has sole voting and dispositive power with respect to 7,433 shares.
(L)	Victor Morgenstern (“VM”), Faye Morgenstern (“FM”), Judd Morgenstern (“JM”), Jennifer Morgenstern Irrevocable Trust (“Jennifer Trust”), Robyn Morgenstern Irrevocable Trust (“Robyn Trust”), and Judd Morgenstern Irrevocable Trust (“Judd Trust”), filed a joint Schedule 13D/A (Amendment No. 1) on March 10, 2009, indicating that VM has the sole power to vote and dispose of 50,000 shares, and shared power to dispose of 132,000 shares; FM has the sole power to vote 17,000 shares and shared power to dispose 92,000 shares; JM has the sole power to vote 40,000 shares and shared power to dispose 115,000 shares; Jennifer Trust has the sole voting and dispositive power with respect to 25,000 shares; Robyn Trust has the sole voting and dispositive power with respect to 25,000 shares; and Judd Trust has the sole voting and dispositive power with respect to 25,000 shares.
(M)	According to the Schedule 13D/A (Amendment No. 27) filed on October 29, 2010, by Costa Brava Partnership III L.P., Roark, Rearden & Hamot, LLC, and Seth W. Hamot, the three filers have sole voting and dispositive power with respect to the 405,172 shares.
(N)	According to the Schedule 13G filed on April 1, 2011, by NSB Advisors LLC, the filer has sole dispositive power with respect to the 623,927 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1933 requires officers, directors and beneficial owners of more than 10% of any class of our equity securities to file reports, including reports of changes in ownership of the Company’s registered equity securities, with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) reports so filed.

Based on a review of the copies of reports received and written representations from our reporting persons, we have determined that Mr. Emmett Wood did not file a Form 3 until October 29, 2010, reporting his appointment as Vice President, Marketing, effective January 1, 2010. In addition, Mr. Pisani did not file a Form 3 until January 11, 2010, reporting his appointment to Vice President, Information Assurance, effective January 1, 2010. Also, Mr. John Wood did not file a Form 4 until September 29,

2010 reporting the acquisition of Class B Common Stock on September 22, 2010, and Mr. Robert Marino did not file a Form 4 until July 11, 2011 reporting the divestiture of Class A Common Stock on May 6, 2011.

Biographical Information Concerning the Company’s Executive Officers

Set forth below is biographical information concerning our executive officers, who are appointed by the Board of Directors and serve until their successors are appointed and qualified.

Name	Age	Biographical Information
Michael P. Flaherty	66	Executive Vice President, General Counsel and Chief Administrative Officer. Mr. Flaherty joined the Company in January 2001 as Executive Vice President, General Counsel and Chief Administrative Officer. Prior to joining the Company, Mr. Flaherty was “of counsel” with the law firm of O’Donnell & Shaeffer, LLC and principal shareholder and CEO of First Continental Group, Inc. Mr. Flaherty has extensive experience in all aspects of civil litigation, serving as lead trial counsel for major corporations. Mr. Flaherty has also served as General Counsel of the U.S. House of Representatives Committee on Banking, Finance and Urban Affairs and Counsel to the Speaker of the House of Representatives. Additionally, Mr. Flaherty is the past chairman of the Executive Committee of the Federal Bar Association’s Banking Law Committee. Mr. Flaherty holds a Bachelor of Arts from Boston University and a Juris Doctor from the Columbus School of Law of Catholic University of America.

Edward L. Williams	51	Executive Vice President and Chief Operating Officer. Mr. Williams joined the Company in 1993 as a Senior Vice President responsible for finance, pricing, purchasing, and Defense Contract Audit Agency compliance. In 1994, his responsibilities were expanded to include accounting and business development. In 1996, Mr. Williams was appointed to manage the Company’s networking business unit. In 2000, his responsibilities were expanded to include management of the Company’s operations. Mr. Williams was named Executive Vice President and COO in 2003 and Interim CFO in October 2003. He stepped down as Interim CFO of the Company in January 2005. Prior to joining the Company, Mr. Williams was the CFO for Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors. Mr. Williams has a Bachelor of Science in Finance from the University of Maryland.

Michele Nakazawa	54	Executive Vice President, Chief Financial Officer. Ms. Nakazawa joined the Company in March 2004 as Vice President and Controller. Ms. Nakazawa was promoted to Senior Vice President and appointed to serve as CFO in January 2005, and promoted to Executive Vice President in 2008. Ms. Nakazawa has over 20 years experience in finance and accounting. Prior to joining the Company, she held various positions, including CFO of Ubizen, Inc., a U.S. subsidiary of a publicly-held Belgian company, from 1999 to 2003; Controller and Treasurer of National Security Analysts, Inc. from 1991 to 1997, and financial analyst for Federal Systems Division of IBM, Inc. from 1983 to 1990. Ms. Nakazawa is a Certified Public Accountant and holds a Masters of Science in Accounting from American University and a Bachelor of Arts in Chemistry from Goucher College.

Robert J. Brandewie	63	Senior Vice President, Identity and Security Solutions. Mr. Brandewie joined the Company in November 2007 as Senior Vice President of Identity and Security Solutions. He is responsible for directing the Company’s efforts in assisting government organizations in effectively meeting increased security challenges with innovative services and software solutions. Prior to joining the Company, Mr. Brandewie was a Public Sector Solutions group vice president for ActivIdentity Corp., a provider of identity assurance solutions for business and government worldwide, from July 2006 to November 2007, and a director of the Defense Manpower Data Center (“DMDC”) from July 2004 to July 2006. Mr. Brandewie had joined DMDC in 1974 and in his 32 years at DMDC, was responsible for the management of a dozen major operational programs. He was an architect of DoD’s Common Access Smart Card system, and was responsible for the oversight of the largest and most comprehensive automated personnel database in the department. Mr. Brandewie has a Bachelor of Arts in psychology from the University of Connecticut and a Master of Arts in administrative sciences from Yale University. Mr. Brandewie has received numerous awards, including the Presidential Rank Award of Distinguished Executive (2006) and the Secretary of Defense Medals for Meritorious and Exceptional Civilian Service, respectively.

Richard P. Tracy	50	Senior Vice President, Chief Security Officer, Chief Technology Officer. Mr. Tracy joined the Company in October 1986 and held a number of management positions within the Company’s New Jersey operation. In February 1996, he was promoted to Vice President of the Telos information security group and in this capacity established a formidable information security consulting practice. In February 2000, Mr. Tracy was promoted to Senior Vice President for operations and helped launch the Xacta business lines, the Company’s segment focusing on information security. Since that time, Mr. Tracy has pioneered the development of innovative and highly scaleable enterprise risk management technologies that have become industry-leading solutions within the federal government and the financial services verticals. He is the principal inventor listed on four patents for Xacta software. Mr. Tracy assumed the role of Chief Security Officer for Telos and Xacta in 2004 and Chief Technology Officer in 2005. He was President of the Company’s subsidiary, Teloworks, Inc. from 2008 to 2010.

Name	Age	Biographical Information
Alvin F. Whitehead	63	Senior Vice President, General Manager, Secure Solutions, since 2008. Mr. Whitehead joined Telos in 1999 as Vice President of New Business Opportunities, focusing on emerging business areas including Information Security, Secure Messaging and Data Integration. In 2000, he became Vice President, Program Management. Prior to Telos, Mr. Whitehead spent 28 years in the Army, retiring as Chief of Staff of the Defense Information Systems Agency (“DISA”). During his four years as Chief of Staff, he was responsible for coordinating the Agency’s 8000-person staff and its $4.0 billion budget. He was instrumental in establishing the DoD’s Computer Emergency Response Team and integrating it into the Global Network Operations Center. Mr. Whitehead has a Bachelor of Arts from Virginia Polytechnic Institute and State University, and a Master of Public Administration from George Washington University.

Brendan D. Malloy	46	Senior Vice President, General Manager, Secure Networks Division, since 2008. Mr. Malloy joined the Company in 1996, serving initially as a senior account executive before being promoted to director of DoD Sales, and later to Vice President of DoD Sales. In January 2005, he was appointed Senior Vice President of sales. He currently leads the Secure Networking Solutions organization in support of opportunities in DoD, federal agencies, and the intelligence community, as well as channel relationships through the Telos Partner Program. He held previous sales positions with QMS Federal and Printer Plus. Mr. Malloy is a 1988 graduate of Curry College.

Ralph M. Buona	56	Vice President, Business Development. Mr. Buona joined the Company in September 1994 and was promoted to Vice President of Business Development in September 1995, cultivating new business in the areas of information operations/assurance, enterprise management, enterprise integration, wireless networking, advanced messaging, and traditional systems integration. During the year 2007, he oversaw the Company’s Managed Solutions division and in 2008, he returned to lead the Company’s business development. Prior to joining the Company, he served with Contel Information Systems, Federal Information Technologies, and Cincinnati Bell Information Systems. Mr. Buona began his career as an Air Force officer and concluded with the Air Force Space Command and NORAD where he was responsible for managing software development and IA activities associated with the advanced early warning missile defense systems. He holds a Bachelor of Science degree in Management from the United States Air Force Academy and a Masters of Science in Systems Management from the University of Southern California.

Rinaldi D. Pisani	43	Vice President, Information Assurance. Mr. Pisani joined the Company in 2000 as senior U.S. Army account manager and team lead. He was later promoted to Director of U.S. Army and DoD sales, and then to Vice President of Business Development for Information Assurance. Effective January 2010, Mr. Pisani was appointed to Vice President, Information Assurance. He provides oversight and management for information assurance solutions including Xacta IA Manager, Telos’ IT GRC solution, and IA services offerings for customers in the DoD, federal agencies, and the intelligence community. Prior to joining the Company, Mr. Pisani held several positions with Westwood Computer, leaving as their national government sales manager. Mr. Pisani is a graduate of Georgetown University, with a B.S. in Foreign Service, International Economics. He is a member of the Armed Forces Communications and Electronics Association (AFCEA) and the Association of the United States Army (AUSA).

Mark Griffin	51	President, General Manager, Telos ID. Mr. Griffin joined the Company in 1984 as program manager. He was promoted to Vice President for the Company’s Traditional Business Division in January 2004 and to Vice President, Identity Management, effective January 2007. He was appointed in April 2007 to head the newly formed Telos ID. Mr. Griffin has over 20 years experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos’ most critical programs for the Army, Navy, Federal Aviation Administration, DMDC, General Services Administration and Immigration and Naturalization Services. Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

David S. Easley	41	Vice President, Controller. Mr. Easley joined the Company in April 2005 as Director of Finance & Accounting. In October 2005, Mr. Easley was promoted to Controller. Prior to joining the Company, Mr. Easley held various positions, including Controller for Applied Predictive Technologies, Inc., a software and consulting company from 2000 until joining the Company; and Senior Accountant with Beers & Cutler PLLC in Washington, D.C. Mr. Easley is a Certified Public Accountant and holds a Bachelor of Science in Accounting from the University of Kentucky.

Name	Age	Biographical Information
Francis M. Masters	67	Vice President, Secure Messaging Solutions. Mr. Masters joined the Company in 1999 as an automated message handling systems engineer and program manager and was appointed Vice President, Secure Messaging Solutions, in October 2005. Before joining Telos, Mr. Masters served in the U.S. Air Force for 20 years as an air intelligence officer, targeting officer and signals intelligence officer. He also has extensive experience as a systems architect and project engineer and served as Vice President of Communications Systems at California Microwave Inc., now the California Microwave Systems division of Northrop Grumman, between February 1987 and July 1999. Mr. Masters earned a Bachelor of Arts in government and economics from the University of North Texas in 1966 and attended the Law School at the University of Houston beginning in 1967. Additionally, he is a graduate of the Air Force School of Applied Cryptologic Sciences and the U.S. Air Force’s Squadron Officer School and Air Command and Staff College. He is a member of the Armed Forces Communications and Electronics Association.

Emmett J. Wood	40	Vice President, Marketing. Mr. Wood joined the Company in 1996 and worked in various roles at Telos and Enterworks, Inc. in both a marketing and business development capacity. He worked on the federal sales team, commercial and partner/channel groups and most recently served as director of commercial and channel sales. In January 2010 he was promoted to Vice President, Marketing. He is responsible for brand management, marketing communications, sponsorships and events, media and analyst relations, government relations, employee communications and corporate community relations. Previously, he also worked in the sales and marketing groups at Dow Jones, Inc. and The Wall Street Journal. Mr. Wood is a graduate of Georgetown University, with a B.A. in political science. Mr. Wood is the brother of Mr. John B. Wood, the President, Chief Executive Officer and Chairman of the Board of the Company.

Each of our directors and executive officers is a United States citizen.

Corporate Governance

John B. Wood is both the Chairman of the Board of Directors and the Chief Executive Officer of the Company. The Company’s policy as to whether the roles of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the Company’s needs at any particular time. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure and is in the best interests of the Company’s stockholders because of Mr. Wood’s long tenure with the Company, including as the Chief Executive Officer, and his broad knowledge and experience with the Company’s stockholders, partners, and vendors. The Board of Directors may decide to separate or combine the roles of Chairman and Chief Executive Officer, if appropriate, at any time in the future. The Company has no lead independent director.

The Company operates under a Proxy Agreement, which governs the relationship between the Company and the foreign stockholders that, directly and indirectly, own a majority stake in the Company. Pursuant to such Proxy Agreement, a Proxy Board has been established, which consists of independent Board members Harris, Mahan, and Tuttle. Under the Proxy Agreement, the Proxy Board has the authority to vote 15,801,802 shares of Class A Common Stock at the Annual Meeting.

The Board of Directors adopted a Code of Ethics applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer, and the Controller, which is available on our website at www.telos.com. In the event that the Board of Directors amends our Code of Ethics or grants a waiver from its restrictions to the Chief Executive Officer, the Chief Financial Officer, or the Controller, the Company will provide timely notice of such amendment or waiver on its website.

Independence of Directors

The Company has adopted the director independence standards that are summarized below. The Company’s director independence standards are based upon NASDAQ Listing Rule 5605. Pursuant to NASDAQ Listing Rule 5605(b)(1), a majority of directors of the Board will be independent. Pursuant to NASDAQ Listing Rule 5605(a)(2), a director will not be independent if,

(A) At any time during the past three years he was employed by the Company;

(B) He accepted, or has a family member who accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(C) He is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D) He is, or has a family member who is, a partner in, or a controlling shareholder or executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

(E) He is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(F) He is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Pursuant to the independence standards set forth above, the Board has determined that the following directors and nominees meet the Company’s independence standards and therefore are independent: Bernard C. Bailey, David Borland, William M. Dvoranchik, Bruce R. Harris, Charles S. Mahan, John W. Maluda, and Jerry O. Tuttle. Based on these standards, the Board determined that the following directors are not independent: Robert J. Marino and John B. Wood. Additionally, due to conflicts of interest, both Seth W. Hamot and Andrew R. Siegel were determined not to be independent. In determining the independence of the Company’s directors, the Board of Directors considered transactions between the Company and any entity on whose board of directors one of the Company’s directors serves. In determining the independence of General Maluda, the Board of Directors considered the consulting arrangement between the Corporation and General Maluda that the Board approved on September 30, 2010. Under that agreement, General Maluda is entitled to annual consulting fees in the amount of $120,000 beginning October 1, 2010. The Board of Directors believes that this consulting arrangement will not interfere with General Maluda’s exercise of independent judgment in carrying out his responsibilities as a director.

Role in Risk Oversight

As part of its general responsibility to manage the Company’s business, the Board of Directors has oversight responsibility with respect to risk management. The Board of Directors has delegated primary responsibility for risk oversight and the monitoring of the Company’s significant areas of risk to the Audit Committee. In accordance with its charter, the Audit Committee discusses with management the Company’s major policies with respect to risk assessment and risk management. The Audit Committee regularly reports the results of these discussions to the Board of Directors.

Meetings of the Board of Directors and Committees of the Board of Directors

During the fiscal year ended December 31, 2010, the Board of Directors held nine meetings. Each director attended over 75 percent of the aggregate number of meetings of the Board and the committees of the Board on which he served.

The Company encourages all directors to attend annual meetings of stockholders. Nine directors, namely Messrs. Borland, Dvoranchik, Harris, Mahan, Maluda, Marino, Siegel, Tuttle, and Wood, attended the Company’s annual meeting of stockholders in 2010.

The Company has standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee

The Audit Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee consists of directors Bailey (chairman), Dvoranchik, and Mahan. In 2010, the Audit Committee met five times. The Board of Directors has adopted an Audit Committee charter which is available on the Company’s website at www.telos.com. The Board has determined that Mr. Bailey is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) was established for the purpose of reviewing, determining and approving all forms of compensation to be provided to the Company’s executive officers and directors, and any stock compensation to be provided to all employees. The Compensation Committee is comprised of directors Borland, Dvoranchik (chairman), and Harris. The Compensation Committee met six times during the year 2010. The Board of Directors has adopted a Compensation Committee charter which is available on the Company’s website at www.telos.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) was established to make recommendations regarding Board nominations and to monitor the implementation of corporate governance rules and regulations. The Nominating Committee consists of directors Borland (chairman), Maluda, Marino (ex officio), Tuttle, and Wood. In 2010, the Nominating Committee did not meet in person and acted by unanimous written consent without a meeting. The Board of Directors has adopted a Nominating Committee charter which is available on the Company’s website at www.telos.com.

The CEO proposes the compensation level for each of the executives reporting directly to him. The Compensation Committee reviews these recommendations and, following discussions with the CEO, makes final recommendations to the Board of Directors with respect to the compensation levels of those executives. The CEO has no role in the establishment of his compensation.

Neither the Compensation Committee nor management engaged a compensation consultant in 2010 to provide advice or recommendations on the amount or form of executive or director compensation.

Board of Directors Nomination Process

The Nominating Committee identifies potential candidates for first-time nomination as a director by using a variety of sources such as recommendations from the Company’s management, current Board members, stockholders, and contacts in organizations served by the Company. Stockholders may nominate potential candidates by following the procedure set forth in the Company’s Bylaws. This process provides that, in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Nominating Committee will consider any director nominees submitted by stockholders in accordance with these procedures.

The Nominating Committee then conducts an initial review of the potential candidate’s background, including whether he/she meets the minimum qualifications for Board members; whether the individual would be considered independent under the standards adopted by the Company and SEC rules; and whether the individual would meet any additional requirements imposed by law or regulation on members of the Audit and/or Compensation Committees of the Board. Among the requirements potential candidates should meet are the following: U.S. citizenship; eligibility for security clearance at a top secret level; 10 years of corporate or related business experience, preferably having served on corporate Boards or committees; and familiarity with government contracts, the defense industry, and information technology and security. The evaluation process of a potential candidate’s background will not be treated differently whether or not he/she was nominated by a stockholder, except for nominations received from holders of Public Preferred Stock, which are not subject to the Company’s nomination process.

If the initial candidate review is satisfactory, the Nominating Committee will arrange an introductory meeting with the candidate and the committee’s chairman, the Company’s CEO, or other directors to determine the potential candidate’s interest in serving on the Board. If the candidate is interested in serving on the Board and the Nominating Committee recommends further consideration, a comprehensive interview conducted by the Nominating Committee, the CEO, other members of the Board, and in some cases, key Company executives, follows. Upon successful conclusion of the review process, the Nominating Committee will present the candidate’s name to the Board of Directors for nomination as a director and inclusion in the Company’s Proxy Statement.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with the Board of Directors should contact the office of the Corporate Secretary who will forward such communication to the appropriate committee of the Board of Directors or to the individual director. There have been no changes in the procedures by which stockholders may recommend nominees to the Company’s board of directors.

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Mr. John R.C. Porter, the owner of 1.4% of our Class A Common Stock, had a consulting agreement with us whereby he was compensated for consulting services provided to us in the areas of marketing, product development, strategic planning and finance as we requested. We paid Mr. Porter $260,000 for 2008 and 2007 pursuant to this agreement, which amounts were determined by negotiation we conducted with Mr. Porter. Effective January 1, 2009, the consulting agreement with Mr. Porter was terminated.

The brother of our Chairman and CEO, Emmett Wood, has been an employee of the Company since 1996. The amounts paid to this individual as compensation for 2010, 2009, and 2008 were $298,000, $221,000, and $220,000 respectively. Additionally, Mr. Wood owned 91,200 shares and 50,000 shares of the Company’s Class A Common Stock and Class B Common Stock, respectively, as of December 31, 2010. In February 2011, he was granted an additional 158,000 shares of restricted stock under the 2008 Omnibus Long-Term Incentive Plan, increasing the total shares of Class A Common Stock held to 250,000 shares.

As reported in Note 2 – Sale of Assets, as a member of certain private equity investors, the brother of our Chairman and CEO, Nicholas Wood, indirectly held a 2% effective ownership interest in Telos ID. Such ownership interest was sold in the fourth quarter of 2008.

Our policies and practices with respect to related person transactions were adopted on October 25, 2007, and are available on our website at www.telos.com.

Legal Proceedings With 10% Beneficial Owner of the Company’s Stock

Costa Brava Partnership III, L.P.

Information concerning the Company’s legal proceedings with Costa Brava is set forth in Note 14, Contingencies, Legal Proceedings — Costa Brava Partnership III, L.P. et al. v. Telos Corporation, et al., beginning on page 51, of the 2010 Form 10-K, which information is incorporated into this Proxy Statement by reference thereto. As previously reported, the Plaintiffs (now Appellants) appealed the decision of the Court dismissing the Plaintiffs’ complaints. The Appellees include the Company and the directors and officers included in the dismissed complaints, including John B. Wood, David Borland, and Robert J. Marino.

Also as previously reported, on April 8, 2009, the Appellants filed a Petition for Writ of Certiorari to Court of Special Appeals with the Court of Appeals of Maryland. On June 12, 2009, the Court of Appeals of Maryland denied the Petition for Writ of Certiorari, stating that “there has been no showing that review by certiorari is desirable and in the public interest.” The oral arguments were held before the Maryland Court of Special Appeals on May 3, 2010. The court has yet to render a decision on the matter.

At this stage of the appeal process, it is impossible to reasonably determine the degree of probability related to Plaintiffs’ (Appellants’) success in any of their assertions. Although there can be no assurance as to the ultimate outcome of this appeal process, the Company and its officers and directors strenuously deny Plaintiffs’ claims, will continue to vigorously defend the matter, and oppose the relief sought.

Hamot et al. v. Telos Corporation

Information concerning the Company’s legal proceedings with Messrs. Seth W. Hamot and Andrew Siegel is set forth in Note 14, Contingencies, Legal Proceedings — Hamot et al. v. Telos Corporation, beginning on page 51, of the 2010 Form 10-K, which information is incorporated into this Proxy Statement by reference thereto.

As previously reported, on April 12, 2010, the Class D Directors filed a Motion for the Advancement of Legal Fees and Expenses. A hearing on this matter was held before Judge Michel Pierson on August 17, 2010, and a ruling is still pending.

At this stage of the litigation and appeal process, it is impossible to reasonably determine the degree of probability related to the Class D Directors’ success in any of their assertions. Although there can be no assurance as to the ultimate outcome of these proceedings, the Company and its officers and directors strenuously deny the Class D Directors’ claims, and will vigorously defend the matter, and continue to oppose the relief sought.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2010, including the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements included in the Company’s Annual Report on Form 10-K.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Committee required by Public Company Accounting Oversight Board Rule 3526. The Audit Committee also considered whether the provision of non-audit related services by the independent registered public accounting firm was compatible with maintaining the firm’s independence and found it to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Bernard C. Bailey, Chairman
William M. Dvoranchik
Charles S. Mahan, Jr.

Independent Registered Public Accounting Firm

The Audit Committee selected BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm for the 2010 fiscal year. BDO has also been selected to serve as the Company’s independent registered public accounting firm for the 2011 fiscal year.

Principal Accountant Fees and Services

Aggregate fees for professional services billed to us by BDO USA, LLP for the years ended December 31, 2010 and 2009 are summarized as follows:

	2010	2009

BDO USA, LLP:
Audit fees	$467,000	$564,000
Audit-related fees	—	—
Tax fees (1)	60,000	4,000
All other fees	—	—

Total	$527,000	$568,000

(1)	Represent fees related to the review of federal and state income tax returns and other tax-related services

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all services, including audit and non-audit services, provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm typically provides an engagement letter to the Audit Committee outlining the scope of the services and related fees. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.

The Company does not expect representatives of BDO to attend the Annual Meeting and, as a result, they will not have an opportunity to make a statement or respond to questions.

The Board of Directors of Telos recommends that the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year be ratified by the holders of the Common Stock.

Compensation of Executive Officers and Directors

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation program is designed to support the achievement of our business and financial goals. The program is periodically reviewed by the Management Development and Compensation Committee (“Compensation Committee”) which is responsible for implementing and monitoring adherence to our compensation philosophy.

The primary objectives of the compensation program are:

•	To attract and retain highly talented and results-oriented executives who are critical to our long-term success and growth;

•	To align the goals of our key employees, including our named executive officers, with the best interests of the Company;

•	To reward performance; and

•	To achieve shareholder value.

The individual components of the compensation program (annual salary; short-term incentive compensation; long-term incentive compensation; and perquisites) are designed to meet these objectives and together are intended to be competitive in the marketplace. The Compensation Committee has not established fixed goals concerning the percentage composition of each element of compensation. The overall compensation package is, however, based on the following considerations:

•	Compensation should consist of fixed and at-risk compensation, with the at-risk compensation encouraging improved annual and long-term performance;

•	Compensation should be a mix of annual and long-term compensation, with the long-term compensation encouraging retention and attainment of long-term performance goals;

•

Compensation should be a mix of cash and equity, with cash rewarding achievement of goals and equity encouraging retention and long-term performance. Additionally, the Compensation Committee continues to believe in equity ownership by the management team to align the interests of management with our long-term corporate performance.

The Compensation Committee has used Watson Wyatt, an independent compensation consulting firm, as its advisor for compensation-related issues.

Elements of Compensation and Benefits

Determination of compensation to be paid to the Company’s executive officers is primarily within the discretion of the Compensation Committee which considers individual performance and teamwork, and makes other qualitative judgments.

Base Salary

We provide our executive officers and employees with a base salary to compensate them for services rendered during the fiscal year. The relative levels of base salary for executive officers are designed to reflect each executive officer’s professional expertise and scope of responsibility and accountability within the Company, the Company’s financial performance and the named executive officer’s individual performance. Base salaries are generally established at levels sufficient to attract and retain an effective management team when considered in connection with the performance-based components of our overall compensation program.

Each year, the CEO of the Company proposes the compensation level for the executives reporting directly to him. The Compensation Committee reviews these recommendations and, following discussion with the CEO, makes final recommendations with respect to the compensation for those executives. The CEO has no role in the establishment of his compensation.

Based on the continued improved performance of the Company and each individual’s contribution to such performance in 2009, the Compensation Committee approved a $21,800 increase for Mr. Wood, effective January 1, 2010, and the base salaries of the executives reporting directly to Mr. Wood were increased, effective January 1, 2010, as follows: Mr. Flaherty $9,200; Ms. Nakazawa $31,800; and Mr. Williams $8,800. The table below sets forth such base salary changes.

Name	2010 Base Salary	2009 Base Salary	Increase	Percentage Increase

John B. Wood	$560,000	$538,200	$21,800	4.1%
Michele Nakazawa	325,000	293,200	31,800	10.8%
Michael P. Flaherty	350,000	340,800	9,200	2.7%
Edward L. Williams	360,000	351,200	8,800	2.5%
Brendan D. Malloy	221,179	221,179	—	—

Short-Term Incentive Compensation

The short-term incentive compensation for executive officers and key employees is the performance-based cash bonus paid during and subsequent to fiscal year end. Participants in the incentive bonus plan are senior managers, including the named executive officers. A portion of the bonus pool may be utilized to recognize and reward other key contributors company-wide.

For 2010, the bonus plan had two distinct pools: (1) the quarterly bonus pool, determined and paid each quarter, to award division business line management and their respective employees based on achievement of quarterly targets, and (2) the management incentive plan pool which is paid on an annual basis subsequent to the plan year after performance for the fiscal year is known and based on such performance. Awards under the management incentive plan to the executive officers are based upon achievement of annual performance metrics. The performance metric for the 2010 management incentive bonus plan pool was EBITDA, which the Compensation Committee determined, was the most critical financial indicator of the Company’s performance.

EBITDA is evaluated based upon actual performance versus target. Actual achievement is measured and compared to the goal. As it relates to the management incentive plan pool, if the goal is exceeded and at the discretion of the Compensation Committee, up to 20% of the over-achievement is added to the pool. The Compensation Committee established $15.5 million EBITDA as the target for 2010. Pursuant to the short-term incentive compensation plan and in accordance with actual 2010 achievement of the EBITDA target, the total earned 2010 bonus for both pools was funded at $4.4 million. Of the $4.4 million, $1.3 million was allocated to the management incentive pool. Allocation of short-term compensation from the management incentive pool is discretionary and based on each individual’s contribution to the Company’s performance, as determined by the Compensation Committee.

In accordance with the 2010 management incentive bonus plan, the following bonuses were paid, in 2011, with respect to year-end 2010 performance achieved as measured against such plan: Mr. Wood $675,000; Mr. Williams $300,000; Mr. Flaherty $85,000; and Ms. Nakazawa $240,000. Mr. Malloy was paid $105,000 in 2010 and $45,000 in 2011 under the quarterly bonus pool.

Long-Term Incentive Compensation

In 2007, the Compensation Committee obtained the advice of Watson Wyatt, concerning the replacement of our stock option plans and the stock option plans of two of our subsidiaries, Xacta Corporation and Telos Delaware, Inc., with the goal of providing a better plan for long-term compensation. Watson Wyatt recommended establishing an omnibus long-term incentive plan, allowing, among other things, for the issuance of stock options and restricted stock. As a consequence, at the recommendation of the Compensation Committee, on February 5, 2008 the Board adopted the Telos Corporation 2008 Omnibus Long-Term Incentive Plan (“2008 Plan”) which was subsequently approved by our Class A and Class B Common Stockholders at a special meeting of stockholders held on February 21, 2008.

On March 10, 2008, the Board, at the recommendation of the Compensation Committee, approved the grant of up to 15,000,000 shares of restricted stock pursuant to the 2008 Omnibus Long-Term Incentive Plan, in exchange for the stock options outstanding under the Telos Corporation, Xacta Corporation and Telos Delaware, Inc. stock option plans. In June 2008, the Company exchanged stock options for restricted stock and granted the following additional shares of restricted stock to its named executive officers: Mr. Wood: 1,172,500 shares from exchanged options and 2,589,965 shares granted; Ms. Nakazawa: 10,000 shares from exchanged options and 690,250 shares granted; Mr. Flaherty: 635,000 shares from exchanged options and 230,000 shares granted; Mr. Williams: 480,300 shares from exchanged options and 594,700 shares granted; Mr. Malloy: 91,600 shares from exchanged options and 408,400 shares granted. In 2009 and 2010, there were no restricted stock grants to the named executive officers. In February 2011, at the recommendation of the Compensation Committee, the Company granted restricted stock to key performers in acknowledgement of their contribution to the Company’s growth and long-term performance, including to the Company’s named executive officers, as follows: Mr. Wood: 734,255 shares; Ms. Nakazawa: 214,750 shares; Mr. Flaherty 25,000 shares; Mr. Williams: 254,024 shares; Mr. Malloy 225,000 shares. The shares of restricted stock granted in February 2011 vest in four equal installments. The first installment vested on February 11, 2011; the second installment will vest on February 11, 2012; the third installment will vest on February 11, 2013; and the fourth installment will vest on February 11, 2014.

Perquisites

We provide a limited number of perquisites to our executive officers, designed to allow the executives to work more efficiently and to help us remain competitive by retaining talented and dedicated executives. The Compensation Committee believes that the perquisites are consistent with our overall compensation program. See “All Other Compensation” of the Summary Compensation Table below for details about perquisites provided to the named executive officers.

•	Executive long-term care insurance ranging, depending on age, between $5,228 and $6,859 per year

•	Payment of golf club membership for business use, ranging between $5,985 and $13,875 per year

•	Home office expense reimbursement of up to $3,000 per year

•	Option to make charitable contributions ranging from $5,000 to $20,000 per year

•	Executive life insurance premiums in the following amounts per year: Mr. Wood $10,340; Mr. Flaherty $7,475; and Mr. Williams $945

Executive Officer Employment Agreements

We are a party to employment agreements with certain of our named executive officers, namely Mr. John B. Wood, President, CEO, Chairman and Director; Mr. Michael P. Flaherty, Executive Vice President, General Counsel and CAO; Mr. Robert J. Marino, Executive Vice President – Special Projects and Director; Mr. Edward J. Williams, Executive Vice President and COO; Ms. Michele Nakazawa, Executive Vice President and CFO; and Mr. Brendan D. Malloy, Senior Vice President, General Manager, Secure Networks Division. All of the agreements are for a one-year term, and thereafter automatically renew for consecutive one-year periods unless terminated in accordance with the provisions thereof. The agreements provide for payment of a base salary, discretionary bonus (based upon our annual short-term incentive compensation plan and performance achievements of the Company and the executive), eligibility for stock option and restricted stock grants under our stock option and restricted stock plans, vacation days, and participation in all plans that we maintain, including, without limitation, pension, profit-sharing or other retirement plans, life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans.

According to the employment agreements, in the case of termination for cause, or if the executive terminates the agreement for any reason (after providing 30 days prior written notice to us of such termination), such executive would only be entitled to receive (i) a lump-sum payment equivalent to the remaining unpaid portion of the executive’s salary for the period ending on the date of termination, (ii) a lump-sum payment for all accrued and unused vacation days, (iii) any bonus which has been earned by the respective executive, but which remains unpaid as of the date of the executive’s termination of employment, at such time and in such manner as if the executive had continued to be employed by us, and (iv) any other payments or benefits to be provided by us to the executive pursuant to any employee benefit plans or arrangements adopted by the Company (to the extent such benefits are earned and vested or are required by law to be offered) through the date of termination.

In the case of termination of the respective executive without cause, or due to disability, or death, or after a change in control, the employment agreements provide for, in addition to the amounts payable under the preceding paragraph: (i) in the case of Mr. Wood, a payment equivalent to 24 months of base salary then in effect, for Mr. Flaherty, Mr. Williams, Mr. Malloy, and Ms. Nakazawa a payment equivalent to 18 months base salary then in effect, and for Mr. Marino a payment equivalent to three months base salary then in effect, (ii) immediate vesting of the unvested portion of any outstanding stock options and any outstanding share of restricted stock, (iii) continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, as if the executive was still employed by the Company for 18 months for Messrs. Flaherty, Williams, Marino and Malloy, and Ms. Nakazawa, and 24 months for Mr. Wood following termination. If, pursuant to the terms and conditions of such benefit programs, such continued coverage cannot be provided, each executive is entitled to payment of the cash equivalent of such benefits based on the terms and conditions of the programs then in place. During the applicable period, the Company will also pay the executive a periodic amount representing the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company’s 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions.

Pursuant to the agreements, termination by the Company “without cause” means involuntary termination at our discretion which is not based on cause, death, or disability. “Cause” is defined as gross negligence or willful and continued failure by the executive to substantially perform his duties as an employee of ours (other than any such failure resulting from incapacity due to physical or mental illness); executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to our business, or conviction of a felony. The executive is deemed “disabled” if he or she is eligible for disability benefits under our long-term disability plan, or has a physical or mental disability which renders the executive incapable, after reasonable accommodation, of performing substantially all of executive’s duties under the agreement for a period of 180 consecutive or non-consecutive days in any 12-month period.

Other Employment Benefits

We maintain employee benefit and perquisite programs for our executive officers and other employees. We have no current plans to provide additional benefits for our executive officers. We believe that the benefits provided are competitive and consistent with industry practice.

Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs that are available to all employees on an equal basis.

401(k) Savings Plan (“Telos Shared Savings Plan”). We sponsor a defined contribution employee savings plan which enables employees to contribute a certain percentage of their base salary to their savings plan accounts on a pre-tax basis, subject to federal tax limitations under the Internal Revenue Code. Presently, we match one half of employee contributions to the Telos Shared Savings Plan up to a maximum of 2% of such employee’s eligible yearly base salary. Participant contributions vest immediately; Company contributions vest at the rate of 20% for each year, with full vesting to occur after completion of five years of service. For additional information concerning the Telos Shared Savings Plan, see also Note 10 - Stockholders’ Equity, Option Plan, and Employee Benefit Plan.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

Submitted by the Management Development and Compensation Committee of the Board,

William M. Dvoranchik

David Borland

Bruce R. Harris

The following table summarizes the compensation earned for the years ended December 31, 2010, 2009 and 2008 by the chief executive officer, chief financial officer, and the three other most highly-compensated executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)		Restricted Stock Awards (2)	All Other Compensation (11)	Total

John B. Wood	2010	$559,092	$675,000	(3)	$—	$41,686	$1,275,778
Chairman, President and CEO	2009	535,625	575,000	(4)	—	55,977	1,166,602
	2008	450,000	582,000	(5)	37,625	313,791	1,383,416

Michele Nakazawa	2010	323,675	240,000	(3)	—	13,607	577,282
Executive V.P. and CFO	2009	293,750	230,000	(4)	—	24,533	548,283
	2008	255,625	240,000	(6)	7,003	36,679	539,307

Michael P. Flaherty	2010	349,617	85,000	(3)	—	35,953	470,570
Exec. V.P., General Counsel	2009	341,350	175,000	(4)	—	43,916	560,266
And CAO	2008	324,975	188,000	(7)	8,650	101,930	623,555

Edward L. Williams	2010	359,633	300,000	(3)	—	27,966	687,599
Exec. V.P. and COO	2009	351,750	300,000	(4)	—	36,878	688,628
	2008	335,292	330,000	(5)	10,750	93,611	769,653

Brendan D. Malloy	2010	221,179	150,000	(8)	—	17,599	388,778
Senior V.P. – Secure Networks	2009	221,729	200,000	(9)	—	27,893	449,622
	2008	206,317	180,000	(10)	5,000	34,015	425,332

(1)	Amounts reported in this category relate to payments pursuant to the short-term incentive compensation plan
(2)	Represents the dollar amount of reported taxable income for the shares issued under the 2008 Plan based on the issuance price of $0.01 per share for all shares issued. See assumptions made in the valuation of these awards for financial statement reporting purposes in accordance with ASC 718 in Note 1 – Summary of Significant Accounting Policies.
(3)	Amount earned in 2010: paid in 2011
(4)	Amount earned in 2009: paid in 2010
(5)	Amount earned in 2008: paid in 2009
(6)	Amount earned in 2008, $25,000 paid in 2008; $215,000 paid in 2009
(7)	Amount earned in 2008; $25,000 paid in 2008; $163,000 paid in 2009
(8)	Amount earned in 2010; $105,000 paid in 2010, $45,000 paid in 2011
(9)	Amount earned in 2009; $105,000 paid in 2009; $95,000 paid in 2010
(10)	Amount earned in 2008; $50,000 paid in 2008; $130,000 paid in 2009
(11)	Amounts presented consist of the following:

Name	Year	Life Insurance and Long- Term Disability Premiums	Savings Plan Company Match	Golf Club Membership	Long- Term Care	Other	Total All Other Compensation
						(1)
John B. Wood	2010	$10,729	$7,350	$15,820	$5,390	$2,397	$41,686

Michele Nakazawa	2010	389	7,350	—	5,868	—	13,607

Michael P. Flaherty	2010	7,864	7,350	13,880	6,859	—	35,953

Edward L. Williams	2010	1,334	7,350	13,675	5,607	—	27,966

Brendan D. Malloy	2010	360	6,026	5,985	5,228	—	17,599

(1)	Corporate event for 2010

The following table sets forth certain information regarding outstanding equity awards as of December 31, 2010 for the Company’s named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

John B. Wood	940,616	$9,406

Michele Nakazawa	175,062	1,751

Michael P. Flaherty	216,250	2,163

Edward L. Williams	268,750	2,688

Brendan D. Malloy	125,000	1,250

(1)	Represents shares of restricted stock granted in June 2008 under our 2008 Omnibus Long-Term Incentive Plan. The shares will vest on June 4, 2011. No public market exists for our Class A common stock. The value of our Class A common stock presented in the table was determined by the Compensation Committee in February 2011 based on available information that is material to the value of our Class A common stock, including a third party valuation report, the lack of a public market in our Class A common stock, the principal amount of our indebtedness, our obligations to the holders of our preferred stock, our actual and projected financial results, and fluctuations in the market value of comparable publicly traded companies in our industry.

The following table sets forth certain information regarding the vesting of shares of restricted stock held by named executive officers during fiscal year 2010:

STOCK VESTED

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

John B. Wood	2,821,849	$28,218

Michele Nakazawa	525,188	5,252

Michael P. Flaherty	648,750	6,488

Edward L. Williams	806,250	8,063

Brendan D. Malloy	375,000	3,750

(1)	No public market exists for our Class A common stock. The value of our Class A common stock presented in the table was determined by the Compensation Committee in February 2011 based on available information that is material to the value of our Class A common stock, including a third party valuation report, the lack of a public market in our Class A common stock, the principal amount of our indebtedness, our obligations to the holders of our preferred stock, our actual and projected financial results, and fluctuations in the market value of comparable publicly traded companies in our industry.

Potential Payments Upon Termination

As disclosed above, the Company has entered into employment agreements with each of the named executive officers which provide for potential payments upon termination. The table below summarizes the potential payouts to Messrs. Wood, Flaherty, Williams, Malloy and Ms. Nakazawa, for the termination events described above assuming such termination occurred on December 31, 2010, the last business day of the Company’s last completed fiscal year.

John B. Wood	Salary Continuation for 24 Months	Accrued and Unused Vacation as of December 31, 2010	Continuation of Medical/ Welfare Benefits for 24 Months	Cash Equivalent of Company Match to 401(k) for 24 Months	Total	Number of Shares of Registrant’s Vested Stock on December 31, 2010

Termination without cause	$1,120,000	$64,615	$57,928	$14,700	$1,257,243	3,762,465	[a]
Termination due to disability	1,120,000	64,615	57,928	14,700	1,257,243	3,762,465	[a]
Termination due to death	1,120,000	64,615	57,928	14,700	1,257,243	3,762,465	[a]
Termination for cause	—	64,615	—	—	64,615	2,821,849	[b]
Voluntary termination	—	64,615	—	—	64,615	2,821,849	[b]

	000000000	000000000	000000000	000000000	000000000	000000000
Michele Nakazawa	Salary Continuation for 18 Months	Accrued and Unused Vacation as of December 31, 2010	Continuation of Medical/ Welfare Benefits for 18 Months	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Number of Shares of Registrant’s Vested Stock on December 31, 2010

Termination without cause	$487,500	$31,250	$33,953	$11,025	$563,728	700,250	[a]
Termination due to disability	487,500	31,250	33,953	11,025	563,728	700,250	[a]
Termination due to death	487,500	31,250	33,953	11,025	563,728	700,250	[a]
Termination for cause	—	31,250	—	—	31,250	525,188	[b]
Voluntary termination	—	31,250	—	—	31,250	525,188	[b]

	000000000	000000000	000000000	000000000	000000000	000000000
Michael P. Flaherty	Salary Continuation for 18 Months	Accrued and Unused Vacation as of December 31, 2010	Continuation of Medical/ Welfare Benefits for 18 Months	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Number of Shares of Registrant’s Vested Stock on December 31, 2010

Termination without cause	$525,000	$33,654	$44,288	$11,025	$613,967	865,000	[a]
Termination due to disability	525,000	33,654	44,288	11,025	613,967	865,000	[a]
Termination due to death	525,000	33,654	44,288	11,025	613,967	865,000	[a]
Termination for cause	—	33,654	—	—	33,654	648,750	[b]
Voluntary termination	—	33,654	—	—	33,654	648,750	[b]

Edward L. Williams	Salary Continuation for 18 Months	Accrued and Unused Vacation as of December 31, 2010	Continuation of Medical/ Welfare Benefits for 18 Months	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Number of Shares of Registrant’s Vested Stock on December 31, 2010

Termination without cause	$540,000	$34,615	$35,880	$11,025	$621,520	1,075,000	[a]
Termination due to disability	540,000	34,615	35,880	11,025	621,520	1,075,000	[a]
Termination due to death	540,000	34,615	35,880	11,025	621,520	1,075,000	[a]
Termination for cause	—	34,615	—	—	34,615	806,250	[b]
Voluntary termination	—	34,615	—	—	34,615	806,250	[b]

Brendan D. Malloy	Salary Continuation	Accrued and Unused Vacation as of December 31, 2010	Continuation of Medical/ Welfare Benefits for 18 Months	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Number of Shares of Registrant’s Vested Stock on December 31, 2010

Termination without cause	$331,769	$17,014	$36,315	$11,025	$396,123	500,000	[a]
Termination due to disability	331,769	17,014	36,315	11,025	396,123	500,000	[a]
Termination due to death	331,769	17,014	36,315	11,025	396,123	500,000	[a]
Termination for cause	—	17,014	—	—	17,014	375,000	[b]
Voluntary termination	—	17,014	—	—	17,014	375,000	[b]

[a]	Represents immediate vesting of restricted stock upon termination
[b]	Represents 75% of total restricted stock held as of December 31, 2010

Non-Competition, Confidentiality, Non-Solicitation, and Release Provisions

Pursuant to their respective employment agreements, Messrs. Flaherty and Williams, and Ms. Nakazawa are subject to non-competition, confidentiality, and non-solicitation provisions which are applicable to each executive during their respective employment terms and for a period of 18 months subsequent to the date of any termination. Similarly, Mr. Wood is subject to non-competition, confidentiality, and non-solicitation provisions during his employment term and for a period of 24 months subsequent to the date of any termination.

Compensation of Directors

Effective January 1, 2010, the Board of Directors adopted a structure for the annual compensation of the Board members which provides for the following annual compensation: $20,000 basic annual retainer plus the following annual fees for committee chairmen and members: $35,000 for the Audit Committee chairman; $25,000 for the Management Development and Compensation Committee chairman; $20,000 for the respective chairman of the Strategy Committee and the Government Security Committee; $15,000 for the Nominating and Corporate Governance Committee chairman; $20,000 for the members of the Audit Committee; $15,000 for the respective members of the Strategy Committee and the Government Security Committee; and $10,000 for the respective members of the Management Development and Compensation Committee, the Nominating and Corporate Governance Committee, and the Proxy Board (the Company operates under a Proxy Agreement which governs the relationship between the Company and the foreign shareholders that, directly and indirectly, own a majority stake in the Company. Pursuant to such Proxy Agreement, a Proxy Board has been established which consists of independent Board members Harris, Mahan, and Tuttle). In February 2011, at the recommendation of the Compensation Committee, the Company made a one-time grant of 20,000 shares of restricted stock to each of the following directors: Messrs. Bailey, Borland, Dvoranchik, Harris, Mahan, and Tuttle. The shares of restricted stock granted in February 2011 vest in four equal installments. The first installment vested on February 11, 2011; the second installment will vest on February 11, 2012; the third installment will vest on February 11, 2013; and the fourth installment will vest on February 11, 2014.

The following table summarizes the director compensation paid during the year ended December 31, 2010, other than to the directors who are also employees of the Company, who receive no compensation for services as directors:

DIRECTOR COMPENSATION FOR 2010

Name	Fees Paid	All Other Compensation		Total

Bernard Bailey	$75,000	$5,000	[1]	$80,000
David Borland	60,000	—		60,000
William Dvoranchik	60,000	5,000	[1]	65,000
Seth W. Hamot	—	—
Bruce Harris	55,000	—		55,000
Charles Mahan	65,000	—		65,000
John W. Maluda	55,000	40,000	[2]	95,000
Robert J. Marino	—	—		—
Andrew R. Siegel	—	—		—
Jerry Tuttle	60,000	—		60,000
John B. Wood	—	—		—

	$430,000	$50,000		$480,000

[1]	Amount paid for representation on the board of Telos ID
[2]	Amount paid pursuant to a consulting agreement with the Company

Advisory Vote on Executive Compensation

In accordance with recent legislation, the Company is providing the holders of the Common Stock a vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying Executive Compensation Tables and related narrative disclosure under Item 11, “Executive Compensation,” of the 2010 Form 10-K, beginning on page 63, and on pages 25 through 34 of this Proxy Statement.

The Company’s compensation program is designed to support the achievement of the Company’s business and financial goals. Please read the “Compensation Discussion and Analysis” beginning on page 63 of the Form 10-K and page 25 of this Proxy Statement for additional details about the Company’s executive compensation program, including information about the fiscal year 2010 compensation of the Company’s named executive officers.

The Board of Directors is asking the holders of the Company’s Common Stock to indicate their support for the compensation of the Company’s named executive officers as described in the 2010 Form

10-K. This proposal, commonly known as a “say-on-pay” proposal, gives the holders of the Common Stock the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation but rather the overall compensation of the Company’s named executive officers and the related philosophy, policies and practices described in the 2010 Form 10-K. Accordingly, the Board of Directors is asking the holders of the Common Stock to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the holders of the Company’s Class A and Class B Common Stock approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board of Directors, or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of the Company’s stockholders, will consider the results of the vote on this advisory resolution, and will evaluate whether any actions are warranted to address those results.

The Board of Directors of Telos recommends the approval of the resolution set forth above approving the compensation of the Company’s executive officers.

Frequency of the Vote on Executive Compensation

The Board of Directors is also seeking the preference of the holders of the Common Stock, on an advisory (non-binding) basis, with respect to the frequency of future votes on the compensation of the Company’s named executive officers. This advisory “frequency” vote is required at least once every six years beginning with our 2011 Annual Meeting.

This proposal affords the holders of the Common Stock the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual meetings of stockholders (or special meetings of stockholders for which the Company must include executive compensation information in the proxy statement for that meeting). Under this proposal, the holders of the Common Stock may vote to have the say-on-pay vote every year, every two years or every three years, or may choose to abstain from voting. The holders of the Common Stock are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors believes that the say-on-pay vote should be conducted every three years to provide the Compensation Committee the time to respond thoughtfully to the sentiments of the holders of the Common Stock and implement any necessary changes. The Compensation Committee carefully reviews changes to the Company’s executive compensation program to maintain the consistency and credibility of the program, which is important in motivating and retaining the highly talented and results-oriented executives who are critical to the Company’s long-term success and growth. The Board of Directors believes that a triennial vote is an appropriate frequency to allow the Compensation Committee sufficient time to thoughtfully consider their input of the holders of the Common Stock, implement any appropriate changes to the Company’s executive compensation program, and assess the results of these changes.

The option of one year, two years or three years that receives the highest number of votes cast by the holders of the Common Stock will be the frequency for the stockholder advisory vote on the compensation of the Company’s named executive officers that will be considered to be preferred by the holders of the Common Stock. However, because this vote is not binding on the Board of Directors, the Board of Directors may decide, either now or in the future, that it is in the best interests of the Company and its stockholders to hold a stockholder advisory vote on the compensation of the Company’s named executive officers more or less frequently than the preference indicated by this vote, including, for example, due to changes in executive compensation policies, practices and plans or discussions with stockholders.

The Board of Directors of Telos recommends a vote FOR the option “Every Three Years” for the frequency of future advisory votes on executive compensation.

Stockholder Proposals for the 2012 Annual Meeting

Stockholders who wish to have proposals for the Company’s 2012 Annual Meeting included in the proxy materials for such meeting must submit these proposals to the Company on or prior to June 22, 2012. All other proposals must be submitted in accordance with the process set forth in the Company’s Bylaws, which provide that, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

Incorporation by Reference

We have elected to “incorporate by reference” certain information into this Proxy Statement. By incorporating by reference, we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for information incorporated by reference that is superseded by information contained in this Proxy Statement. This Proxy Statement incorporates by reference information from the following sections of the Company’s 2010 Form 10-K: Items 11 and 8, Consolidated Financial Statements and Supplementary Data — Note 14, Contingencies. A copy of the Company’s 2010 Form 10-K has been mailed to you along with the Proxy Statement.